Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-125001, 333-176835, 333-155081 and 333-155085), Form S-4 (No. 33-64293) and Form S-8 (Nos. 333-58127, 333-105676, 333-125002, 333-125003,  333-125004 and 333-161118) of Telephone and Data Systems, Inc. of our report dated February 24, 2012, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to shareholders, which is incorporated in this Annual Report on Form 10-K.

/s/ Pricewaterhouse Coopers LLP
Chicago, Illinois
February 24, 2012